Contact:  Peter Murphy/UTC
          860-728-7977

                UNITED TECHNOLOGIES CORP. TO SELL ITS AUTOMOTIVE
                     BUSINESS TO LEAR CORP. FOR $2.3 BILLION

Hartford, Conn., March 16, 1999 - United Technologies Corp.(NYSE: UTX) today announced that it has agreed to sell its UT Automotive unit to Lear Corp. (NYSE:LEA).

Under terms of the definitive agreement approved by both companies' boards of directors, UTC will receive $2.3 billion. Cash proceeds will be $2.1 billion after payment of taxes, pre-tax gain will be approximately $800 million, and after-tax gain will be approximately $600 million. UTC and Lear anticipate closing the transaction during the second quarter of this year.

George David, UTC's chairman and chief executive officer said, "We believe this transaction creates significant value for our shareowners. Combined with our pending acquisition of Sundstrand, it significantly strengthens UTC's portfolio of market leading commercial and aerospace businesses.

"We expect to use the proceeds to fund a portion of our cash payment to Sundstrand shareowners and for additional share repurchases or acquisitions. We remain confident that our 1999 earnings per share will grow 15 percent over last year's performance, independently of any UTA related gain."

Lear Corp., a Fortune 500 company, is one of the world's largest automotive suppliers, with 1998 sales of $9.1 billion.

The company's world-class automotive interior products are designed, engineered and manufactured by more than 60,000 employees in over 200 facilities located in 28 countries. Information about Lear and its products is available on the Internet at http://www.lear.com.

United Technologies Corp. provides a broad range of high technology products and support services to the building systems, automotive and aerospace industries. The company announced in January its intention to sell its automotive components business, which had 1998 revenues of $2.96 billion and is based in Dearborn, Mich.

Certain statements in this press release, including statements concerning the tax impact of the transaction, as well as expected earnings growth are "forward-looking statements" as defined under the securities law. UTC's operations, products, and markets are subject to a number of risk factors, which may cause actual results to vary materially from those anticipated in the forward-looking statements. UTC's SEC filings, as updated from time to time, contain important information identifying a number of these risk factors, including economic, political, climatic, currency, regulatory, technological, competitive, and other important factors. This information can be found in the Business section of UTC's Annual Report on Form 10-K under the headings "Description of Business by Operating Segment" and "Other Matters Relating to the Corporation's Business as a Whole," as updated by UTC's other SEC filings from time to time.

Any forward-looking statements should be evaluated in the light of these important risk factors.